Exhibit 10.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is made as of the 29th day of July, 2010, by and between ATP Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Collateral Manager”), and Cohen & Company Financial Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Service Provider”).

WHEREAS, the Collateral Manager is a party to those Collateral Management Agreements (the “Collateral Management Agreements” and Collateral Administration Agreements (“Collateral Administration Agreements”) listed on Exhibit A hereto (which Exhibit A may be amended by the parties from time to time (collectively, the “Agreements”)) by and among the Issuer, the Collateral Manager and the Trustee identified in each such Agreement;

WHEREAS, the Service Provider has experience in preparing certain Reports (as defined herein) related to the Issuers and the Collateral, which will assist the Collateral Manager in fulfilling its obligations under the Agreements;

WHEREAS, each of the Collateral Manager and the Service Provider desires that the Collateral Manager retain the services of the Service Provider to deliver the Reports for the benefit of the Collateral Manager; and

WHEREAS, the Collateral Manager has deposited the amounts identified on Exhibit B hereto as the Escrowed Amount (which amount shall be increased by the applicable amounts on Exhibit C to reflect any amendments to Exhibit A to include any additional Agreements (such amount, the “Escrow Fund”)) with TD Bank, N.A. (the “Escrow Agent”) to secure the payment of the Service Fees (as defined herein).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. General. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings specified in those indentures listed on Exhibit D hereto (which Exhibit D may be amended by the parties from time to time) (each such indenture, an “Indenture” and together, the “Indentures”) or, if not defined therein, as defined in the Agreements.

Section 2. Service Provider Reports.

(a) No later than twenty-five (25) days following the last business day of each quarter during the Term (as defined herein), the Service Provider shall prepare and deliver a written report to the Collateral Manager for each of the Indentures which report shall include the Collateral Overview Report. As used herein the “Collateral Overview Report” means a summary, by Issuer, setting forth:

(i)	a Collateral Overview for Bank Collateral setting forth: (1) the Number of Companies, (2) Total Assets, (3) Loans/Deposits, (4) Tier-1 Ratio, (5) Total Risk Based Capital Ratio, (6) Net Income, (7) ROAA, (8) ROAE, (9) Efficiency Ratio, (10) NPLs/Loans and (11) Reserves to NPLs, for the most recent quarter end for which financial information is available; and

(ii)	a Collateral Overview for Insurance Collateral setting forth: (1) Number of Companies, (2) Capitalization, (3) Admitted Assets, (4) NPW or Total Policy Revenue, (5) Combined Ratio, (6) NPW/PHS Leverage and (7) Return on Equity, for the most recent quarter end for which financial information is available.

(b) No later than ninety (90) days following the last business day of each quarter during the Term (as defined herein), the Service Provider shall deliver a written report to the Collateral Manager for each of the Indentures which shall include: the Score for Collateral Debt Securities Report, and the Securities Watch List Report. As used herein the “Score for Collateral Debt Securities Report” means:

(i)	that score (1-5; with defaulted or deferring Collateral receiving a score of 6) for Bank Collateral prepared in accordance with the Service Provider’s internal system using the following categories: capitalization, profitability, asset quality and liquidity; and

(ii)	that score (1-5; with defaulted or deferring Collateral receiving a score of 6) for Insurance Collateral prepared in accordance with the Service Providers internal system using certain Financial Strength Ratings and Security Ratings.

As used herein the “Securities Watch List Report” means a list of certain Collateral that fails to meet certain internal tests that are consistent with the Service Provider’s past practice based upon a review of Profitability, Balance Sheet, Credit Quality and Capital Adequacy. In preparing the Watch List, the Service Provider may review reports of SNL Financial, LC and others.

The reports delivered in accordance with (a) and (b) above shall be referred to herein as, the “Reports.”

(c) The obligation of the Service Provider to deliver the Reports is subject to the Service Provider's timely receipt of necessary reports and appropriate information from the applicable Issuer. To the extent that such reports and information are not timely received, the Service Provider shall notify the Collateral Manager and the Collateral Manager shall promptly request such reports and information from the applicable Issuer and shall use commercially reasonable efforts to obtain such information.

(d) The Service Provider shall follow its customary standards, policies and procedures in the performance of the Service Provider’s duties hereunder.

The Service Provider in performing its duties under this Agreement, shall dedicate the resources of the Alesco Portfolio Management Team (collectively, the “Dedicated Resources”). If, during the Term, the employment of any of the individuals who comprise the Dedicated Resources is terminated or such individuals are re-allocated to other portions of the Service Provider’s business, the Service Provider shall promptly replace such individual(s).

(e) Notwithstanding the foregoing, the Collateral Manager shall not be relieved of any of its duties under the Agreements, regardless of the Service Provider’s delivery of the Reports. In no event shall the Service Provider have any obligations under the Indenture or the Agreements or to the Issuer, the Trustee or the Collateral Administrator.

Section 3. Fees. In consideration of and as compensation for the preparation and delivery of the Reports and as an inducement to the Service Provider to prepare and deliver the Reports (the “Service Fee”):

(a) on the date hereof, for each Agreement, the Collateral Manager shall deliver an amount equal to the product of the Monthly Service Fee allocated to such Agreement on Exhibit B hereto and five (5);

(b) on the date the parties amend Exhibit A to include an additional Agreement, the Collateral Manager shall deliver an amount equal to the product of the Monthly Service Fee allocated to such Agreement on Exhibit C hereto and the number of months having passed between such date and February, 2010 (including February, 2010); and

(c) provided this Agreement has not been terminated in accordance with Section 8 herein, on the final business day of each month during the Term (defined below), on behalf of the Collateral Manager, the Escrow Agent shall automatically release from the Escrow Fund the amounts set forth on Exhibits B or C hereto, as applicable, as the Monthly Service Fee for each of the Agreements (including any Agreements which have been added to Exhibit A hereto) to the Service Provider. The Service Fees paid to the Service Provider shall in no event exceed the aggregate total of the amounts listed on Exhibits B or C under the heading “Escrowed Amounts,” which correspond to the Agreements listed on Exhibit A and the possible Additional Agreements. The Collateral Manager shall have no additional financial obligations to pay the Service Provider fees for the services to be performed hereunder upon deposit of the amount set forth on Exhibits B and C, as applicable, as the Escrowed Amount for each of the Agreements, including any Agreements which have been added to Exhibit A hereto.

Section 4. Expenses.

(a) Subject to Section 4(b) below, the Service Provider shall be responsible for all of the costs of preparing the Reports, including, without limitation, research and investment monitoring costs, its overhead costs and expenses, including, without limitation its employee compensation.

(b) To the extent that expenses are reimbursable by the Issuer (as set forth in the Agreements), upon request of the Service Provider, the Collateral Manager shall seek payment in full from the Issuer for such expenses incurred by the Service Provider on behalf of the Collateral Manager and the Collateral Manager, in accordance with the Indentures, shall instruct the Trustee to pay such reimbursements as directed by the Service Provider.

Section 5. Representations and Warranties.

(a) The Collateral Manager represents and warrants to the Service Provider and agrees as follows:

(i) It is duly organized, validly existing and in good standing under the laws of the State of Delaware. It has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently being conducted. It is qualified to conduct its business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of it, and assuming the due authorization, execution and delivery by the Service Provider of this Agreement, is a valid and binding agreement of it enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii) The execution and delivery of this Agreement and the incurring and performance of the obligations contemplated in this Agreement by it will not conflict with, violate, breach or constitute a default under any term or provision of its formation documents, or any indenture, mortgage, deed of trust, loan agreement, or other agreement, document or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or any applicable law, rule, regulation, judgment, order or decree binding on the Collateral Manager or to its property or assets or other legal requirement applicable to it or to its property or assets, which conflict, violation, breach or default would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(iv) The Collateral Manager has complied with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially and adversely affect its ability to comply with and perform its obligations under this Agreement There are no proceedings, notices of investigations or investigations pending or, to its knowledge and belief, threatened against it or any Affiliate regarding noncompliance with any applicable law, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality or any other regulatory body, in which an adverse decision would reasonably be expected to adversely affect its ability to comply with or perform its obligations under this Agreement.

(v) The Collateral Manager has maintained all governmental, self regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have an adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(vi) The foregoing representations and warranties and agreements shall be continuing during the Term, and if at any time any event shall occur which would make any of the foregoing incomplete or inaccurate, the Collateral Manager shall promptly notify the Service Provider of the occurrence of such event. The Collateral Manager shall also promptly notify the Service Provider of any breach of this Agreement by it.

(b) The Service Provider represents and warrants to the Collateral Manager and agrees as follows:

(i) The Service Provider is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Service Provider has full limited liability company power and authority to enter into and perform its obligations under this Agreement and to conduct its business as currently being conducted. The Service Provider is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Service Provider, and assuming the due authorization, execution and delivery by the Collateral Manager of this Agreement, is a valid and binding agreement of the Service Provider enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditor’s rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iii) The execution and delivery of this Agreement and the performance of the obligations contemplated in this Agreement by it will not conflict with, violate, breach or constitute a default under any term or provision of its formation documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement, document or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or any applicable law, rule, regulation, judgment, order or decree binding on the Service Provider or to its property or assets or other legal requirement applicable to it or to its property or assets, which conflict, violation, breach or default would reasonably be expected to have a material adverse effect on its ability to comply with or perform its obligations under this Agreement.

(iv) The Service Provider has complied with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to materially and adversely affect its ability to comply with and perform its obligations under this Agreement. There are no proceedings, notices of investigation or investigations pending or, to the knowledge and belief of the Service Provider, threatened against the Service Provider or any Service Provider Affiliate regarding noncompliance with any applicable law, or at law or in equity, or before or by any court, any foreign, federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or any other regulatory body, in which an adverse decision would reasonably be expected to adversely affect its ability to comply with or perform its obligations under this Agreement.

(v) The Service Provider has maintained all governmental, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have an adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(vi) The Service Provider has (a) complied with all conditions precedent, (b) provided all necessary notices and (c) obtained all required consents set forth in the Agreements in connection with the execution and delivery of this Agreement.

(vii) The foregoing representations and warranties and agreements shall be continuing during the Term, and if at any time any event shall occur which would make any of the foregoing incomplete or inaccurate, the Service Provider shall promptly notify the Collateral Manager of the occurrence of such event. The Service Provider shall also promptly notify the Collateral Manager of any breach of this Agreement by it.

Section 6. Covenants.

(a) Compliance with Laws. The Service Provider shall comply with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to adversely affect its ability to comply with and perform its obligations under this Agreement. The Collateral Manager shall comply with any applicable law having application to its business, properties and assets, the violation of which would reasonably be expected to adversely affect its ability to comply with and perform its obligations under the Collateral Management Agreement.

(b) Regulatory Requirements. The Service Provider shall maintain all governmental, self-regulatory and exchange licenses and approvals and has effected all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have an adverse effect on its ability to conduct its business or perform its obligations under this Agreement. The Collateral Manager shall maintain all governmental, self-regulatory and exchange licenses and approvals and shall affect all filings and registrations with every regulatory body having jurisdiction over it, except as would not reasonably be expected to have an adverse effect on its ability to conduct its business or perform its obligations under this Agreement.

(c) Access. During the Term and for a period of three (3) years following the earlier expiration or termination of this Agreement, at the Collateral Manager’s sole expense, the Service Provider shall, and shall cause each of its Affiliates, to provide the Collateral Manager and its authorized agents, Affiliates, officers and representatives (a) reasonable access to the files, data and information used in the preparation of the Reports (“Records”), managers and officers of the Service Provider; provided, however, that such examinations and investigations shall be conducted during the Service Provider’s normal business hours and in the presence of a designated representative of the Service Provider and shall not unreasonably interfere with the operations and activities of the Service Provider; (b) copies of all Records as the Collateral Manager may reasonably request; and (c) such additional data and information relating to the services provided by the Service Provider under this Agreement, as the Collateral Manager may reasonably request.

(d) Confidentiality. In the process of preparing and delivering the Reports or otherwise in connection with this Agreement, the Service Provider may have access to Confidential Information (as hereinafter defined) of the Collateral Manager. Without limiting the applicability of any other obligation of confidentiality to which the Collateral Manager or its Affiliates may be bound, the Service Provider agrees to keep (and cause its Affiliates and its and their respective employees, agents and independent contractors to keep) any Confidential Information strictly in confidence, not to disclose it to any third party without prior written approval of the Collateral Manager and to use it only for the purposes set forth in this Agreement, except (a) as required by applicable law, in which case the Service Provider shall notify the Collateral Manager prior to disclosing such Confidential Information and shall use its commercially reasonable efforts to obtain a protective order or otherwise prevent or minimize disclosure of such Confidential Information, or (b) with the express prior written approval of the Collateral Manager. For purposes of this Agreement, “Confidential Information” means any confidential information with respect to the Collateral Manager or its business, including, without limitation, methods of operation, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The obligation of confidentiality set forth in this Section 6(d) shall not extend to: (i) information that at the time of disclosure was in the public domain or thereafter comes into the public domain without breach of this Agreement by the Service Provider or; and (ii) information that becomes known to the Service Provider from a source other than the Collateral Manager without breach of this Agreement by the Service Provider.

(e) For the avoidance of doubt, in connection with the Service Provider’s performance of its obligations under this Agreement, and except as otherwise expressly permitted by this Agreement or as consented to by the Collateral Manager in writing, the Service Provider shall not, and shall cause its officers, employees, and agents not to take any action relating in any way to the Agreements not explicitly provided in this Agreement, including not to:

(i)	respond to any inquiry from any third persons (1) relating to the Reports or (2) addressing the Service Provider in its capacity as the former collateral manager under the Agreements (“Inquiries”);

(ii)	fail to promptly provide notice of and deliver any Inquiries to the Collateral Manager;

(iii)	make any asset management decisions for any Issuer that is a party to a Collateral Management Agreement listed on Exhibit A hereto, as amended from time to time, on behalf of the Collateral Manager;

(iv)	represent to any person that the Service Provider is an agent of the Collateral Manager, whether under the Agreements or otherwise, or allow any person to falsely believe that the Service Provider is an agent of the Collateral Manager under the Agreements or otherwise; or

(v)	communicate with any rating agencies regarding the securities issued under the Indentures for the Issuers that are a party to a Collateral Management Agreement listed on Exhibit A hereto, as amended from time to time.

(f) In connection with the preparation of the Reports, the Service Provider shall promptly respond to any inquiries by the Collateral Manager relating to the preparation and delivery of the Reports, including but not limited to the methods of computation and source of data. Additionally, the Service Provider acknowledges and agrees that from time to time the Collateral Manager may make reasonable requests to consult with the Service Provider in connection with the preparation of the Reports and may request changes to the Reports as necessary or desireable, in its reasonable discretion to fulfill its obligations under the Agreements. In connection with any requested participation by the Collateral Manager in the preparation of the Reports, the Service Provide shall at all times work in good faith and use reasonable efforts to satisfy the requests of the Collateral Manager.

Section 7. Indemnity.

(a) Notwithstanding anything set forth in this Agreement to the contrary, the Service Provider assumes no responsibility under this Agreement other than to prepare and deliver the Reports in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, the Service Provider shall not be liable to the CM Indemnified Persons (as defined below) for any expenses, losses, fines, damages, demands, charges, judgments, assessments, costs or other liabilities or claims of any nature whatsoever (collectively, “Liabilities”) incurred by the Collateral Manager that arise out of or in connection with the Service Provider’s preparation and delivery of the Reports or for any acts or omissions by the Service Provider or any Affiliate thereof under or in connection with this Agreement, except (i) by reason of acts or omissions of an Adviser Indemnified Person (as defined below) constituting bad faith, willful misconduct, gross negligence or reckless disregard in the preparation and delivery of the Reports, (ii) by reason of a violation of applicable law, (iii) by reason of any failure to timely prepare and deliver the Reports, for any reason, (iv) by reason of a breach of its representations, warranties or covenants in this Agreement or (v) by reason of any action by an Adviser Indemnified Person that is not required to be performed or permitted under the terms of this Agreement (the occurrences of the events described in subsections (i) through (v) above are collectively referred to for purposes of this Section 7 as “Service Provider Breaches”). For avoidance of doubt, the indemnification obligations of the Service Provider set forth in this Agreement shall be in addition to the indemnification obligations set forth in Section 11(a)(i) of that certain Master Transaction Agreement dated as of July     , 2010, by and among Cohen & Company, Inc., the Collateral Manager and the Service Provider, and shall in no way limit amend, or modify the obligations set forth therein. In addition, the CM Indemnified Persons shall not be liable to the Adviser Indemnified Persons for any Liabilities incurred by the Service Provider that arise out of or in connection with any action by an Adviser Indemnified Person that is not required to be performed or permitted under the terms of this Agreement.

(b) The Collateral Manager shall defend, indemnify and hold harmless the Service Provider and each of its Affiliates and all of their respective officers, managers, directors, members, partners, employees, agents, successors and assigns thereof (“Advisor Indemnified Person”) from and against any Liabilities, and shall promptly reimburse the Service Provider or each Affiliate thereof for all reasonable fees and expenses (including reasonable fees and expenses of counsel) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation caused by, arising out of or in connection with (i) any liability, obligation or commitment, or any act or omission of the Collateral Manager, under the Agreements or the Indentures with respect to any period after the date hereof, or (ii) any action taken by, or any failure to act by, the Service Provider or any Affiliate thereof, and in each such case to the extent not constituting a Service Provider Breach; provided, however, that in no case shall the Collateral Manager be required to indemnify any Advisor Indemnified Person to the extent such Liabilities are the result of (x) the negligence, bad faith or willful misconduct of an Advisor Indemnified Person or (y) any action by an Advisor Indemnified Person that is not required to be performed or permitted under the terms of this Agreement.

(c) The Service Provider shall defend, indemnify and hold harmless the Collateral Manager and each of its Affiliates (the “CM Indemnified Persons”) from and against any Liabilities, and shall promptly reimburse the Collateral Manager or each Affiliate thereof for all reasonable fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses) as such fees and expenses are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation, in each case, to the extent and only to the extent that such Liabilities, fees, expenses and other amounts are caused by, arise out of or in connection with a Service Provider Breach or an action by an Adviser Indemnified Person that is not required to be performed or permitted under the terms of this Agreement.

(d) Procedures for Indemnification.

(i) For purposes of this Agreement (A) “Third Party Claim” means any claim, demand, commencement of any action, suit or proceeding, or other assertion of liability by any person or entity arising from the claim, demand, commencement of any action, suit or proceeding, or other assertion of Liability of another person or entity and (B) “Net Tax Benefit” means the tax benefit of any liability reduced by the tax detriment associated with the receipt of any amount for which indemnification is provided under this Agreement.

(ii) If any CM Indemnified Person or Advisor Indemnified Person (each an “Indemnified Person”) shall claim indemnification hereunder for any claim (other than a Third Party Claim) for which indemnification is provided in Section 7, the Indemnified Person shall promptly, and in any event within one hundred twenty (120) days, after such Indemnified Person first becomes aware of facts that give rise to the basis for such claim, give written notice (a “Notice of Claim”) to the Service Provider or the Collateral Manager, as applicable, setting forth the basis for such claim and the nature and estimated amount of the claim (which estimated amount shall include, without limitation, an estimate of the Liabilities that may be incurred in connection with defending any such claim), all in reasonable detail. The failure to give a Notice of Claim to the Indemnifying Person shall not relieve the Indemnifying Person of any liability hereunder unless the Indemnifying Person was actually prejudiced by such failure and then only to the extent of such prejudice. If the Service Provider or the Collateral Manager, as applicable, disputes any claim set forth in the Notice of Claim, it shall deliver to such Indemnified Person that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim in reasonable detail (an “Objection Notice”) within thirty (30) days after the date the Notice of Claim is given (the “Response Period”).

(iii) If an Indemnified Person shall make a Third Party Claim for which indemnification is provided in Section 7 hereof, the Indemnified Person shall promptly, and in any event within ninety (90) days, after such Indemnified Person first becomes aware of facts which give rise to the basis for such claim, give written notice (a “Third Party Notice”) to the Service Provider or the Collateral Manager, as applicable (each, an “Indemnifying Person”), of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail, and the estimated amount of the claim (which estimated amount shall include, without limitation, an estimate of the Liabilities that may be incurred in connection with defending any such claim). The failure to give a Third Party Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any liability hereunder unless the Indemnifying Person was actually prejudiced by such failure and then only to the extent of such prejudice. The Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes (but subject to the consent of the Indemnified Person), to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person so long as the Indemnifying Person notifies the Indemnified Person in writing within sixty (60) days after the Indemnified Person has given a Third Party Notice to the Indemnifying Person that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any Liabilities the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, and the Indemnifying Person assumes the defense of the Proceeding. If the Indemnifying Person (with the consent of the Indemnified Person) assumes the defense of such claim, the Indemnifying Person shall not be liable to such Indemnified Person for any fees of other counsel or any other expenses, incurred by such Indemnified Person in connection with the defense thereof; provided, however, that in the event that the interests of the Indemnified Person and the Indemnifying Person are, or may reasonably become, in conflict with or adverse to one another with respect to such Third Party Claim, the Indemnified Person may retain its own counsel at the Indemnifying Person’s expense with respect to such Third Party Claim. If an

Indemnifying Person assumes the defense of such an action, (A) no compromise or settlement thereof may be effected by the Indemnifying Person without the Indemnified Person’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (1) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (B) the Indemnifying Person shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnifying Person of the commencement of any action and it does not, within sixty (60) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense thereof (or the Indemnifying Person does not consent to the election by the Indemnifying Person to assume the defense thereof), the Indemnified Person shall, at the expense of the Indemnifying Person, undertake the defense of (with counsel selected by the Indemnified Person and reasonably acceptable to the Indemnifying Person) such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense with the consent of the Indemnifying Person.

(e) The amount of any Liabilities for which indemnification is provided for under this Agreement shall be (i) reduced by any amounts actually realized as a result of any indemnification, contribution or other payment by any Third Party, (ii) reduced by any insurance proceeds or other amounts actually recovered or received from third parties with respect to such Liabilities; provided that the amount of any insurance proceeds received by an Indemnified Person shall be equal to the difference between (A) the actual after-tax amount of such proceeds less any deductible paid by the applicable Indemnified Person and (B) the net present value (as determined by the applicable Indemnified Person in good faith) of the aggregate incremental premium costs which are incurred by an Indemnified Person as a consequence of the Liabilities or event which gives rise to the payment of insurance proceeds and (iii) reduced by any Net Tax Benefit actually realized in the year of the Liabilities from the incurrence or payment of any such Liabilities.

(f) If an Indemnified Person recovers any amount with respect to any Liabilities that were previously satisfied by the Indemnifying Person such Indemnified Person shall promptly pay such amount to the Indemnifying Person.

Section 8. Term and Termination.

This Agreement shall remain in force and effect until the earlier of (i) February 22, 2013 (the “Term”), and (ii) the termination of this Agreement in accordance with Section 9 hereof.

Section 9. Termination.

(a) This Agreement may be terminated by the Collateral Manager upon a Final Determination (in accordance with this Section 9) of Cause. For purposes of determining “Cause”, such term shall mean a material breach by the Service Provider of its obligations to deliver the Reports under Section 2 hereof; provided however that the Service Provider fails within 30 days of its receiving written notice from the Collateral Manager to cure such breach (the “Cure Period”). Notwithstanding the foregoing, the parties agree that if at the end of a Cure Period, with respect to a termination under Section 9(a), the Service Provider reasonably believes it has cured any alleged material breach, the matter shall be submitted to an independent mediator, selected in accordance with the American Arbitration Association Rules, who shall finally determine if (i) the Service Provider has materially breached Section 2 of this Agreement, and (ii) has failed to cure such breach within the Cure Period (such a determination, the “Final Determination”).

(b) If a Final Determination has been made that “Cause” exists and this Agreement is terminated (in accordance with (a) above) by the Collateral Manager, the Collateral Manager shall deliver written instructions to the Escrow Agent, along with a copy of the Final Determination, directing that the Escrow Fund shall be delivered to the Collateral Manager.

Section 10. Independent Contractor.

The Service Provider is and will hereafter act as an independent contractor and not as an employee of the Collateral Manager, and nothing in this Agreement may be interpreted or construed to create an employment, partnership, joint venture or other relationship between the Service Provider and the Collateral Manager. For the avoidance of doubt, the Service Provider’s sole client under this Agreement shall be the Collateral Manager and not the Issuer.

Section 11. Miscellaneous.

(a) Notices Generally. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

If to the Collateral Manager:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Telephone: (212) 479-1505

Facsimile: (212) 798-6090

Attention: Rick Noble

with copies, which shall not constitute notice, to:

Joshua Pack

Fortress Investment Group

10250 Constellation Blvd., Suite 2350

Los Angeles, CA 90067

Telephone: (310) 228-3015

Facsimile: (310) 228-3031

Joel A. Holsinger

Fortress Investment Group LLC

400 Galleria Parkway

Suite 1500

Atlanta, GA 30339

Telephone: (678) 385-5905

Facsimile: (678) 550-9105

with copies, which shall not constitute notice, to:

Hunton & Williams LLP

600 Peachtree Street, N.E., Suite 4100

Atlanta, GA 30308

Facsimile: (404) 602-8669

Attention: John R. Schneider, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Facsimile: (804) 343-4833

Attention: S. Gregory Cope, Esq.

If to the Service Provider, to:

Cohen & Company Financial, Management LLC

Circa Centre

2929 Arch Street

17th Floor

Philadelphia PA 19103

Facsimile: (215) 701-8282

Attention: Joseph Pooler, Chief Financial Officer

and to:

Cohen & Company Financial Management LLC

135 East 57th Street, 21st Floor

New York, NY 10022

Facsimile: (646) 673-8100

Attention: Rachael Fink, Esq., General Counsel

with a copy, which shall not constitute notice, to:

Cozen O’Connor

1900 Market Street

Philadelphia, PA 19103

Facsimile: (215) 701-2228

Attention: Anna M. McDonough, Esq.

or to such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (x) if sent by mail, five days after such notice is deposited in the mails with first class postage prepaid, addressed to the address specified in this Section 10 or (y) if given by any other means, when delivered at the address specified in this Section 10. Each party may rely and shall be protected in acting upon any written instruction or communication believed by it to be genuine and to have been signed by the other party or parties.

Section 12. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Collateral Manager will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Service Provider set forth herein. Therefore, it is agreed that the Collateral Manager shall have the right to enforce such covenants and agreements by specific performance and injunctive relief in equity and the Service Provider hereby waives any and all defenses that could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

Section 13. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the matters set forth herein and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 14. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended, nor may any rights hereunder be waived, except by an instrument in writing signed by the party sought to be charged with such amendment or waiver and, in each case, the written approval of the parties hereto.

Section 15. Assignment. The Service Provider shall not assign or delegate any of its rights or obligations under this Agreement to a third party without the prior written consent of the Collateral Manager. The Collateral Manager shall assign this Agreement to any purchaser of its rights under the Agreements without the prior consent of the Service Provider, provided that such purchaser agrees in writing to be bound by the terms of this Agreement.

Section 16. Services Not Exclusive. The Service Provider and each Affiliate thereof may engage, simultaneously with their activities hereunder, in other businesses and make investments for their own accounts, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of such engaging in other businesses, making such investments, or rendering of services for others, be deemed to be acting in conflict with the interests of the Collateral Manager, or the Issuer.

Section 17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. Each party to this Agreement irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party to this Agreement further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 16. Each of the parties to this Agreement irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 18. Parties in Interest. Except as specifically set forth in Section 7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective legal representatives, heirs, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 19. Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts, each of which shall constitute an original, but all of which upon delivery when taken together shall constitute a single contract.

Section 20. Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 20.

Section 21. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 22. Survival. The provisions of Sections 4, 6(d), 6(e), 7, 9, 12, 17 and 20 hereof shall survive the termination of this Agreement.

Section 23. Miscellaneous. No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 24. Headings. The section and other headings contained in this Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 25. Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The neuter gender shall include the feminine and masculine genders.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

COHEN & COMPANY FINANCIAL MANAGEMENT, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name: Joseph W. Pooler, Jr.
Title: Chief Financial Officer

ATP MANAGEMENT LLC

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

[Signature Page to Services Agreement]

Exhibit A

Collateral Management Agreements and Collateral Administration Agreements

Collateral Management Agreement, dated as of March 15, 2006, by and between Alesco Preferred Funding X, Ltd. and Cohen Bros. Financial Management, LLC (now known as “Cohen & Company Financial Management, LLC”).

Collateral Management Agreement, dated as of June 29, 2006, by and between Alesco Preferred Funding XI, Ltd. and Cohen Bros. Financial Management, LLC (now known as “Cohen & Company Financial Management, LLC”).

Collateral Management Agreement, dated as of October 12, 2006, by and between Alesco Preferred Funding XII, Ltd. and Cohen Bros. Financial Management, LLC (now known as “Cohen & Company Financial Management, LLC”).

Collateral Management Agreement, dated as of November 30, 2006, by and between Alesco Preferred Funding XIII, Ltd. and Cohen & Company Financial Management, LLC.

Collateral Management Agreement, dated as of December 21, 2006, by and between Alesco Preferred Funding XIV, Ltd. and Cohen & Company Financial Management, LLC.

Collateral Management Agreement, dated as of March 29, 2007, by and between Alesco Preferred Funding XV, Ltd. and Cohen & Company Financial Management, LLC.

Collateral Management Agreement, dated as of June 28, 2007, by and between Alesco Preferred Funding XVI, Ltd. and Cohen & Company Financial Management, LLC.

Collateral Management Agreement, dated as of October 30, 2007, by and between Alesco Preferred Funding XVII, Ltd. and Cohen & Company Financial Management, LLC.

Collateral Administration Agreement, dated as of March 15, 2006, by and among Alesco Preferred Funding X, Ltd., Cohen Bros. Financial Management, LLC (now known as “Cohen & Company Financial Management, LLC”) and U.S. Bank National Association.

Collateral Administration Agreement, dated as of June 29, 2006, by and among Alesco Preferred Funding XI, Ltd., Cohen Bros. Financial Management, LLC (now known as “Cohen & Company Financial Management, LLC”) and U.S. Bank National Association.

Collateral Administration Agreement, dated as of October 12, 2006, by and among Alesco Preferred Funding XII, Ltd., Cohen Bros. Financial Management, LLC (now known as “Cohen & Company Financial Management, LLC”) and U.S. Bank National Association.

Collateral Administration Agreement, dated as of November 30, 2006, by and among Alesco Preferred Funding XIII, Ltd., Cohen & Company Financial Management, LLC and Wells Fargo Bank, National Association.

Collateral Administration Agreement, dated as of December 21, 2006, by and among Alesco Preferred Funding XIV, Ltd., Cohen & Company Financial Management, LLC and U.S. Bank National Association.

Collateral Administration Agreement, dated as of March 29, 2007, by and among Alesco Preferred Funding XV, Ltd., Cohen & Company Financial Management, LLC and LaSalle Bank National Association.

Collateral Administration Agreement, dated as of June 28, 2007, by and among Alesco Preferred Funding XVI, Ltd., Cohen & Company Financial Management, LLC and U.S. Bank National Association.

Collateral Administration Agreement, dated as of October 30, 2007, by and among Alesco Preferred Funding XVII, Ltd., Cohen & Company Financial Management, LLC and Wells Fargo Bank, National Association.

Exhibit B

Fee Schedule

Agreement	Escrowed Amount*	Monthly Service Fee

Alesco X	$2,867,600	$79,656

Alesco XI	$1,895,555	$52,654

Alesco XII	$1,941,249	$53,924

Alesco XIII	$1,287,630	$35,768

Alesco XIV	$2,139,454	$59,429

Alesco XV	$1,535,062	$42,641

Alesco XVI	$1,413,358	$39,260

Alesco XVII	$538,325	$14,953

Total	$13,618,233	$378,285

*	The Escrowed Amount shall be reduced by the amount paid by the Collateral Manager to the Service Provider in accordance with Section 3.

Exhibit C

Future Fee Schedule

Agreement	Escrowed Amount*	Monthly Service Fee

Alesco I	$502,423	$13,956

Alesco II	$538,236	$14,951

Alesco III	$521,115	$14,475

Alesco IV	$952,747	$26,465

Alesco V	$908,056	$25,224

Alesco VI	$1,585,082	$44,030

Alesco VII	$778,128	$21,615

Alesco VIII	$1,737,437	$48,262

Alesco IX	$1,858,543	$51,626

*	The Escrowed Amount shall be reduced by the amount paid by the Collateral Manager to the Service Provider in accordance with Sections 3.

Exhibit D

Indentures

Indenture, dated as of March 15, 2006, by and among Alesco Preferred Funding X, Ltd., Alesco Preferred Funding X, Inc. and U.S. Bank National Association.

Indenture, dated as of June 29, 2006, by and among Alesco Preferred Funding XI, Ltd., Alesco Preferred Funding XI, Inc. and U.S. Bank National Association.

Indenture, dated as of October 12, 2006, by and among Alesco Preferred Funding XII, Ltd., Alesco Preferred Funding XII, Inc. and U.S. Bank National Association.

Indenture, dated as of November 30, 2006, by and among Alesco Preferred Funding XIII, Ltd., Alesco Preferred Funding XIII, Inc. and Wells Fargo Bank, National Association.

Indenture, dated as of December 21, 2006, by and among Alesco Preferred Funding XIV, Ltd., Alesco Preferred Funding XIV, Inc., Alesco Preferred Funding XIV (L2), Ltd. and U.S. Bank National Association.

Indenture, dated as of March 29, 2007, by and among Alesco Preferred Funding XV, Ltd., Alesco Preferred Funding XV, LLC, Alesco Preferred Funding XV (L2), Ltd. and LaSalle Bank National Association.

Indenture, dated as of June 28, 2007, by and among Alesco Preferred Funding XVI, Ltd., Alesco Preferred Funding XVI, LLC, Alesco Preferred Funding XVI (L2), Ltd. and U.S. Bank National Association.

Indenture, dated as of October 30, 2007, by and among Alesco Preferred Funding XVII, Ltd., Alesco Preferred Funding XVII, LLC, Alesco Preferred Funding XVII (L2), Ltd. and Wells Fargo Bank, National Association.